Exhibit 99.2

September 7, 2012

Board of Directors

Capital Bank Corporation

333 Fayetteville Street

Suite 700

Raleigh, NC 27601

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 31, 2011, to the Board of Directors of Capital Bank Corporation (“CBKN”) as an Appendix to, and to the reference thereto under the headings “Questions and Answers—How was the exchange ratio determined?”, “Summary—Opinion of Sterne Agee”, “The Merger—The Merger of Capital Bank Corp. and CBF”, “The Merger—Reasons for the Merger” and “The Merger—Fairness Opinion from Sterne Agee” in, the proxy statement/prospectus relating to the proposed merger involving Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.) (“CBF”) and CBKN, which proxy statement/prospectus forms a part of CBF’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the terms “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.